EXHIBIT 10.4

DOUBLECLICK INC.
DEFERRED COMPENSATION PLAN

ARTICLE I	TITLE AND DEFINITIONS	4
ARTICLE II	PARTICIPATION	7
ARTICLE III	DEFERRAL ELECTIONS	7
3.1	Elections to Defer Compensation.	7
3.2	Investment Elections.	8
ARTICLE IV	DEFERRAL ACCOUNTS AND TRUST FUNDING	8
4.1	Deferral Accounts.	8
4.2	Company Contribution Account.	9
4.3	Trust Funding.	9
ARTICLE V	VESTING	10
ARTICLE VI	DISTRIBUTIONS	11
6.1	Distribution of Deferred Compensation and Discretionary Company Contributions.	11
6.2	Early Non-Scheduled Distributions.	12
6.3	Hardship Distribution.	13
6.4	Inability to Locate Participant.	13
ARTICLE VII	ADMINISTRATION	14
7.1	Committee.	14
7.2	Committee Action.	14
7.3	Powers and Duties of the Committee.	14
7.4	Construction and Interpretation.	15
7.5	Information.	15
7.6	Compensation, Expenses and Indemnity.	15
7.7	Quarterly Statements.	15
7.8	Disputes.	16

ARTICLE VIII	MISCELLANEOUS	17
8.1	Unsecured General Creditor.	17
8.2	Restriction Against Assignment.	17
8.3	Withholding.	17
8.4	Amendment, Modification, Suspension or Termination.	17
8.5	Governing Law.	18
8.6	Receipt or Release.	18
8.7	Payments on Behalf of Persons Under Incapacity.	18
8.8	Limitation of Rights and Employment Relationship	18
8.9	Headings.	18

DOUBLECLICK INC.
DEFERRED COMPENSATION PLAN

          WHEREAS, DoubleClick Inc. (the “Company”) intends to establish a deferred compensation plan for a select group of management or highly compensated employees;

          NOW, THEREFORE, as of the effective date set forth herein, the DoubleClick Inc. Deferred Compensation Plan (the “Plan”) is hereby adopted to read as follows:

ARTICLE I

TITLE AND DEFINITIONS

          Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

          (a)       “Account” or “Accounts” shall mean all of such accounts as are specifically authorized for inclusion in this Plan.

          (b)       “Base Salary” shall mean a Participant’s annual base salary, excluding bonus, commissions, severance pay, incentive and all other remuneration for services rendered to Company and prior to reduction for any salary reduction contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

          (c)       “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trust or other entity, trustee, personal representative or other fiduciary, last designated in a writing (or electronically) by a Participant, in accordance with procedures established by the Committee, to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with or communicated to the Committee during the Participant’s life. Any designation shall be revocable at any time through a written instrument filed (or electronic instrument communicated) by the Participant with the Committee with or without the consent of the previous Beneficiary. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s estate shall be the Beneficiary. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor but, instead, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. Payment by Company pursuant to any unrevoked Beneficiary designation as described herein, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder, shall satisfy all obligations of Company under this Plan.

          (d)       “Board of Directors” or “Board” shall mean the Board of Directors of Company.

          (e)       “Bonuses” shall mean such bonuses as the Committee may designate as available for deferral during the election process described in Section 3.1, which are earned during the Plan Year beginning after such elections, and which are ultimately paid to the Participant under the terms of the bonus arrangement.

          (f)       “Code” shall mean the Internal Revenue Code of 1986, as amended.

          (g)       “Committee” shall mean the 401k Administrative Committee of the Company.

          (h)       “Contribution Account” shall mean the bookkeeping account maintained by Company for each Participant that is credited with an amount equal to the Company Discretionary Contribution Amount, if any, and Company Matching Contribution Amount, if any, and earnings and losses on such amounts pursuant to Section 4.2.

          (i)       “Company Discretionary Contribution Amount” shall mean such discretionary amount if contributed by the Company for each Participant for a Plan Year. Such amount may differ from Participant to Participant both in amount, including making no contribution for one or more Participants, and as a percentage of Compensation.

          (j)       “Company Matching Contribution Amount” shall mean such amount contributed by the Company in connection with each Participant’s deferral election under the Plan for a Plan Year; provided that it is the Company’s intention as of the Effective Date to make only such matching contributions as Participants are unable to have credited under the DoubleClick Inc. 401(k) Plan (the “401(k) Plan”) as a result of the limits imposed by the law (or the administrator) on contributions to said Plan by such Participants assuming that the Participants had made the maximum contributions permitted under said 401(k) Plan and assuming sufficient deferrals under this Plan are made to earn such matching contributions under the matching contribution ratio of the 401(k) Plan. Notwithstanding the foregoing, the Company may elect to make any matching contribution it approves in any year.

          (k)       “Compensation” shall be Base Salary, commissions and Bonuses.

          (l)       “Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant’s Compensation that he or she elects to defer, and (2) earnings and losses credited pursuant to Section 4.1.

          (m)       “Disability” shall mean disability as determined under the Company’s long term disability benefit plan, as long as one is in force, and if none, disability means the Participant’s inability to perform each and every duty of his or her occupation or position of employment due to illness or injury as determined in the sole and absolute discretion of the Committee.

          (n)       “Distributable Amount” shall mean the aggregate vested balance in the Participant’s Deferral Account and Company Contribution Account.

          (o)       “Early Distribution” shall mean an election by Participant in accordance with Section 6.2 to receive a withdrawal of amounts from his or her Deferral Account and Company Contribution Account prior to the time at which such Participant would otherwise be entitled to such amounts.

          (p)       “Effective Date” shall be January 1, 2004.

          (q)       “Eligible Employee” shall be each employee of the Company in the position of grade 10 or higher who is designated as an eligible employee under the Plan for a Plan Year by the Committee. Designation as an Eligible Employee once made by the Committee shall continue in effect until the Committee terminates that designation or the employee ceases to meet the requirements of this definition.

          (r)       “Fund” or “Funds” shall mean one or more of the investment funds selected by the Participant pursuant to Section 3.2(a).

          (s)       “Hardship Distribution” shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her Dependent (as defined in Section 152(a) of the Code), loss of a Participant’s property due to casualty, or other similar or extraordinary and unforseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that would constitute an unforseeable emergency will depend upon the facts of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship, (iii) by borrowing funds, to the extent such borrowing would not itself cause severe financial hardship, or (iv) by cessation of deferrals under this Plan.

          (t)       “Initial Election Period” shall mean the 30-day period prior to the Effective Date of the Plan.

          (u)       “Interest Rate” shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month.

          (v)       “Participant” shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II.

          (w)       “Payment Date” shall be the last day of the calendar year in which the Participant terminates employment.

          (x)       “Plan Year” shall be the calendar year.

          (y)       “Scheduled Withdrawal Date” shall mean the distribution date elected by the Participant for an in-service withdrawal of amounts from such Accounts deferred or contributed for a given Plan Year in accordance with the Plan, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year.

          (z)       “Trust” shall mean the Company Deferred Compensation Plan Trust.

          (aa)       “Trustee” shall mean First American Trust, FSB.

ARTICLE II

PARTICIPATION

          An Eligible Employee shall become a Participant in the Plan by making an election, in the manner approved by the Committee, to defer the receipt of Compensation under the Plan (a “Deferral Election”).

ARTICLE III

DEFERRAL ELECTIONS

3.1	Elections to Defer Compensation.

          (a)       Initial Election Period. Subject to the provisions of Article II, each Eligible Employee may make a Deferral Election by filing with the Committee an election that conforms to the requirements of this Section 3.1, in a manner provided by the Committee, prior to the end of his or her Initial Election Period.

          (b)       General Rule. The amount of Compensation which an Eligible Employee may elect to defer is such Compensation earned on or after the time at which the Eligible Employee makes the Deferral Election in accordance with Sections 1(t) and 3.1(a) and shall be a flat dollar amount or percentage which shall not exceed 100% of the Eligible Employee’s Compensation, provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy Social Security Tax (including Medicare), income tax and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Committee and to result in the Eligible Employee receiving cash compensation at least equal to the minimum wage for that Plan Year. The minimum Deferral Election which may be made in any Plan Year by an Eligible Employee shall not be less than $5,000, provided such minimum Deferral Election can be satisfied from any element of Compensation.

          (c)       Duration of Compensation Deferral Election. An Eligible Employee’s initial election to defer Compensation is to be effective with respect to Compensation received after the Effective Date of the Plan. A Participant may increase, decrease or terminate a Deferral Election with respect to Compensation for any subsequent Plan Year by filing a new election not less than one month prior to the beginning of the next Plan Year, which election shall be effective on the first day of the next following Plan Year. If no such new election is filed than the old election shall be deemed to continue in effect.

          (d)       Mid-Year Designations. In the case of an individual who becomes an Eligible Employee after the Effective Date, such Eligible Employee shall have 30 days from the date he or she has become an Eligible Employee to make an Initial Election (which 30 day period shall be considered his Initial Election Period) with respect to Compensation earned after the end of such 30 day period. Such election shall apply to the remainder of the Plan Year, in the event the Plan Year has commenced.

          (e)       Elections other than Elections during the Initial Election Period. Subject to the limitations of Section 3.1(b) above, any Eligible Employee who has terminated a prior Deferral Election may elect to again make a Deferral Election, by making an election with respect to a future Plan Year, in the manner approved by the Committee, to defer Compensation as described in Sections 3.1(b) and 3.1(c) above at least 30 days prior to the beginning of such Plan Year. If an Eligible Employee does not elect to become a Participant during his Initial Election Period, a Deferral Election may be made with respect to a subsequent Plan Year in the same manner as an election by an Eligible Employee who has terminated a prior Deferral Election.

3.2	Investment Elections.

          (a)       At the time of the Deferral Election described in Section 3.1, the Participant shall designate, in a manner approved by the Committee, the types of investment funds (“Fund” or “Funds”) in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. The Participant may elect to treat the Deferral Election for each Plan Year in a manner different from the investment of Deferral Election in other Plan Years and the Committee shall establish a recordkeeping system which will monitor such elections. The Participant may make similar elections with respect to his or her Company Contribution Account. In making the designation pursuant to this Section 3.2, the Participant may specify that all or any portion of his or her Account be deemed to be invested, in whole percentage increments, in one or more of the Funds provided for this purpose under the Plan as communicated from time to time by the Committee. A Participant may change the designation made under this Section 3.2 by making an election on any day, in a manner approved by the Committee, which will be effective on the next business day with respect to his Account in any manner the Committee approves. If a Participant fails to elect a Fund under this Section 3.2, he or she shall be deemed to have elected the Money Market type of investment Fund. The Interest Rate of each such Fund in which the Participant is deemed to be invested shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV.

          (b)       Although the Participant may designate the Funds to be used to measure the value of the accounts established for the Participant under the Plan, neither the Company nor the Committee shall be obligated to invest any assets in such manner.

ARTICLE IV

DEFERRAL ACCOUNTS AND TRUST FUNDING

4.1	Deferral Accounts.

          The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.2(a) and which may also reflect the Plan Year in which the Deferral Election was made. A Participant’s Deferral Account shall be credited as follows:

          (a)       As soon as practicable after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s Deferral Election that the Participant has elected to be deemed to be invested in a Fund shall be credited to the investment fund subaccount corresponding to that Fund;

          (b)       Each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Interest Rate for the Fund.

          (c)       In the event that a Participant elects that a given Plan Year’s Deferral Election have a Scheduled Withdrawal Date, all amounts attributed to the Deferral Election for such Plan Year shall be accounted for in a manner which allows separate accounting for that Deferral Election and investment earnings and losses associated with it.

4.2	Company Contribution Account.

          The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. Each Participant’s Company Contribution Account shall be further divided into separate investment fund subaccounts corresponding to the Fund elected by the Participant pursuant to Section 3.2(a) and which may also reflect the Plan Year in which the contribution was made. A Participant’s Company Contribution Account shall be credited as follows:

          (a)       As soon as practicable after a Company Discretionary Contribution Amount or Company Matching Contribution Amount is recorded under the Plan, the Committee shall credit each investment fund subaccounts of the Participant’s Company Contribution Account with a portion of the Company Discretionary Contribution Amount, or Company Matching Contribution Amount, if any, in accordance with the Participant’s election; and

          (b)       Each business day, each investment fund subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Interest Rate for the Fund.

          (c)       In the event that a Participant elects a Scheduled Withdrawal Date, all amounts attributed to the Company’s contribution for such Plan Year shall be accounted for in a manner which allows separate accounting for that Deferral Election and investment earnings and losses associated with it.

4.3	Trust Funding.

          The Company has created a Trust. The Company may cause the Trust to be funded each year. The Company may contribute to the Trust (1) an amount equal to the amount deferred by each Participant; (2) the aggregate amount of Company Discretionary Contribution Amounts; (3) the aggregate amount of Company Matching Contribution Amounts for the Plan Year; and (4) any other amounts the Company deems advisable.

          Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company. Any assets held in the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of insolvency as defined in the Trust.

          The trust may provide that assets in the Trust with a current fair market value in excess of 150% of the value of the accrued benefits under this Plan (including as an asset only the net cash value of life insurance contracts held by the Trust prior to the death of the insured) may be distributed to the Company or at its direction. There shall be no other reversion to the Company of any assets under the Plan or in the Trust until the Plan has been terminated and all benefits are paid under the terms of this Plan as well as any related expenses.

ARTICLE V

VESTING

          A Participant shall always be 100% vested in his or her Deferral Account. A Participant shall be 100% vested in the Company Discretionary Contribution Amount and Company Matching Contribution Amount after 2 Years of Service (and 0% vested prior to that); provided that if a Participant dies or becomes Disabled or reaches age 65 prior to termination of employment, he or she shall be treated as 100% vested in his or her entire Account on such event. Vesting Years of Service shall be calculated for purposes of this Plan in the same manner as they are calculated under the DoubleClick Inc. 401(k) Plan taking into account all the Participant’s service with the Company prior to the Effective Date of the Plan.

ARTICLE VI

DISTRIBUTIONS

6.1	Distribution of Deferred Compensation and Discretionary Company Contributions.

          (a)       Distribution Without Scheduled Withdrawal Date. In the case of a Participant who terminates employment with Company and has a vested Account balance of more than $50,000, the Distributable Amount shall be paid to the Participant (and after his or her death to his or her Beneficiary) in a lump sum as soon as administratively practicable after the Participant’s Payment Date but in no event later than the end of the first quarter of the calendar year following termination of employment. An optional form of benefit may be elected by the Participant, in a manner approved by the Committee, at the time a Deferral Election is made or modified for any Plan Year, from among the following:

               (1)       Substantially equal annual installments over five (5) years beginning on the Participant’s Payment Date.

               (2)       Substantially equal annual installments over ten (10) years beginning on the Participant’s Payment Date.

               (3)       Substantially equal annual installments over fifteen (15) years commencing on the Participant’s Payment Date.

               A Participant may modify the form of benefit that he or she has previously elected, provided such modification occurs during a one year period ending at least one (1) year before the Participant terminates employment with Company.

               In the case of a Participant who terminates employment with Company and has a vested Account balance of $50,000 or less the Distributable Amount shall be paid to the Participant (and after his or her death to his or her Beneficiary) in a lump sum distribution as soon as practicable after the Participant’s Payment Date but in any event no later than the end of the first quarter of the calendar year following termination of employment.

               The Participant’s Account shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

          (b)       Distribution With Scheduled Withdrawal Date. In the case of a Participant who has elected a Scheduled Withdrawal Date for a distribution while still in the employ of the Company, such Participant shall receive his or her Distributable Amount, but only with respect to those deferrals of Compensation, vested Matching Contribution Amounts and vested Company Discretionary Contribution Amounts and earnings on such deferrals of Compensation, Matching Contribution Amounts and Company Discretionary Contribution Amounts as shall have been elected by the Participant to be subject to the Scheduled Withdrawal Date in accordance with Section 1(y) of the Plan. A Participant’s Scheduled Withdrawal Date with respect to deferrals of Compensation, Matching Contribution Amounts and Company

Discretionary Contribution Amounts deferred in a given Plan Year can be any date after such Plan Year, provided that any amount that is not vested on such Scheduled Withdrawal Date shall be distributed as soon as it is vested, unless it is forfeited under the terms of the Plan. A Participant may extend the Scheduled Withdrawal Date for any Plan Year, provided such extension occurs during the one year period ending at least one year before the Scheduled Withdrawal Date. The Participant shall have the right to twice modify any Scheduled Withdrawal Date in the manner described in the preceding sentence. The distribution of the Participant’s vested Account on the Scheduled Withdrawal Date, as modified above, shall be made in a lump sum, provided that if the value of such vested Account is $25,000 or more then such distribution will be made, as the Participant has elected in annual installments over 2, 3, 4 or 5 years. A lump sum distribution will be made and installment distributions shall begin as soon as practicable after the Scheduled Withdrawal Date and in any event not later than the end of the first quarter of the calendar year after the year specified in the Participant’s election. In the event a Participant terminates employment with Company prior to a Scheduled Withdrawal Date, other than by reason of death, the portion of the Participant’s Account associated with a Scheduled Withdrawal Date, will be paid in the form of the distribution elected with respect to termination of employment if the Account exceeds $50,000. However, if a Participant terminates employment while receiving distributions under this Section 6.1(b) then the remaining installments will continue without change.

          (c)       Distribution on Death. In the case of a Participant who dies while employed by the Company all the Participant’s remaining Account, including any portion being distributed under this Section 6.1, shall be distributed to the Participant’s Beneficiary in a lump sum. If the Company has purchased life insurance on the life of the Participant as part of the administration of this Plan, and at the time of death such Participant is employed by the Company and has a vested Account of at least $5,000, then the Beneficiary will receive an additional lump sum payment of $100,000.

6.2	Early Non-Scheduled Distributions.

          A Participant shall be permitted to elect an Early Distribution from his or her Account prior to the Payment Date or the Scheduled Withdrawal Date, subject to the following restrictions:

          (a)       The election to take an Early Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

          (b)       The amount of the Early Distribution shall equal up to 90% of his vested Account balance.

          (c)       The amount described in subsection (b) above shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Early Distribution election is made.

          (d)       If a Participant requests an Early Distribution of his or her entire vested Account that shall be deemed to be 90% of his or her vested Account and the remaining balance of his or her vested Account (10% of the vested Account) shall be permanently forfeited and the

Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount. If a Participant receives an Early Distribution of less than his or her entire vested Account, such Participant shall experience a comparable 10% forfeiture and the Company shall have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount.

          (e)       If a Participant receives an Early Distribution of either all or a part of his or her Account, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the following Plan Year. All distributions shall be made on a pro rata basis from among a Participant’s Accounts and shall be debited from the Funds for purposes of Article IV.

          (f)       The minimum distribution under this Section is $10,000 or all the Participant’s vested Account if that is less than $10,000.

          (g)       Notwithstanding the foregoing, if the provisions of this Section 6.2 would, at any time, result in any portion of any Participant’s Account being treated as includable in taxable income prior to its distribution, then such provision shall be void and of no effect with respect to such Participant.

6.3	Hardship Distribution.

          A Participant shall be permitted to elect a Hardship Distribution from his or her vested Accounts in accordance with Section 1(s) of the Plan prior to the Payment Date, subject to the following restrictions:

          (a)       The election to take a Hardship Distribution shall be made by filing a form provided by and filed with Committee.

          (b)       The Committee shall make a determination that the requested distribution constitutes a Hardship Distribution in accordance with Section 1(s) of the Plan and determine the minimum amount needed to enable the Participant to respond to such need. The Committee may request such documentation, information or other proof of the facts they deem appropriate to their determinations hereunder.

          (c)       The amount determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election, once filed, is subsequently approved by the Committee.

          (d)       If a Participant receives a Hardship Distribution, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the following Plan Year.

6.4	Inability to Locate Participant.

          In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings for the period during which it was considered forfeited.

ARTICLE VII

ADMINISTRATION

7.1	Committee.

          The Committee shall administer the Plan as provided hereunder.

7.2	Committee Action.

          The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

7.3	Powers and Duties of the Committee.

          (a)       The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary or appropriate to accomplish its purposes, including, but not by way of limitation, the following:

               (1)       To select the Funds in accordance with Section 3.2 hereof;

               (2)       To construe and interpret the terms and provisions of this Plan;

               (3)       To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

               (4)       To maintain all records that may be necessary for the administration of the Plan;

               (5)       To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

               (6)       To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

               (7)       To serve as Plan Administrator and appoint any agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

               (8)       To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue any insurance policies purchased under the Plan.

7.4	Construction and Interpretation.

          The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.5	Information.

          To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

7.6	Compensation, Expenses and Indemnity.

          (a)       The members of the Committee shall serve without compensation for their services hereunder.

          (b)       The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

          (c)       To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.7	Quarterly Statements.

          Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts on a quarterly basis.

7.8	Disputes.

          (a)       Claim.

          A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Company, setting forth his or her claim. The request must be addressed to the Vice President or Human Resources of the Company at its then principal place of business.

          (b)       Claim Decision.

          Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Company may, however, extend the reply period for an additional ninety (90) days for special circumstances.

          If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).

          (c)       Request For Review.

          Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Company. Such request must be addressed to the Secretary of the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Company’s determination.

          (d)       Review of Decision.

          Within sixty (60) days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VIII

MISCELLANEOUS

8.1	Unsecured General Creditor.

          Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be an unfunded plan for highly compensated or managerial employees for purposes of the Code and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

8.2	Restriction Against Assignment.

          The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, such action shall be null and void.

8.3	Withholding.

          There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.4	Amendment, Modification, Suspension or Termination.

          The Company may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts. In the event that this Plan is terminated, the vested amounts allocated to a Participant’s Accounts shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within thirty (30) days following the date of termination. Notwithstanding the foregoing, the

Committee may adopt amendments to the Plan for the purposes of (i) improving the administration of the Plan, (ii) clarifying any Plan terms, or (iii) complying with the law.

8.5	Governing Law.

          This Plan shall be construed, governed and administered in accordance with the laws of the State of New York, except to the extent preempted by federal law. Any action, suit or other legal proceeding arising under or relating to any provision of this Plan shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within New York), and the Company hereby and, in electing to participate in the Plan the Participant, consents to jurisdiction of such court. In electing to participate, the Participant also irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Plan.

8.6	Receipt or Release.

          Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.7	Payments on Behalf of Persons Under Incapacity.

          In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to such persons Guardian or Conservator, or any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

8.8	Limitation of Rights and Employment Relationship

          Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.

8.9	Headings.

          Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.